Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated December 11, 2017 (the “Effective Date”), between Luby’s, Inc., a Delaware corporation (“Luby’s” or the “Company”), and Christopher J. Pappas, a resident of Houston, Texas (the “Executive”). For purposes of this Agreement, “Luby’s” or the “Company” shall include the subsidiaries of Luby’s. Luby’s and Executive are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”
RECITALS
WHEREAS, the parties entered into that certain Employment Agreement, dated January 24, 2014 (the “Original Agreement”);
WHEREAS, subsequent to the execution of the Original Agreement, the parties entered into First Amendment to Employment Agreement, dated December 1, 2014, Second Amendment to Employment Agreement, dated February 4, 2016, and Third Amendment to Employment Agreement, dated August 2, 2017 (collectively, the “Amendments,” and the Original Agreement, as amended by the Amendments, the “Existing Agreement”); and
WHEREAS, the Parties desire to terminate the Existing Agreement and enter into this Agreement, as hereinafter set forth, to replace and supersede the Existing Agreement in its entirety.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
Section 1. Existing Agreement. As of the Effective Date, the Existing Agreement is terminated and is replaced and superseded in its entirety by this Agreement.
Section 2. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
“Additional Term” has the meaning set forth in Section 4.
“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Agreement” has the meaning set forth in the Preamble.
“Amendments” has the meaning set forth in the Recitals.
“Associate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
“Awards” has the meaning set forth in Section 10(a).
“Base Salary” has the meaning set forth in Section 5(a).

“Beneficially Own” or “Beneficial Ownership” is defined in Rules 13d-3 and 13d-5 of the Exchange Act, but without taking into account any contractual restrictions or limitations on voting or other rights.
“Board” or “Board of Directors” means the Board of Directors of the Company.
“Business Combination” means (i) any consolidation, merger, share exchange or similar business combination transaction involving the Company with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.
“Cafeteria-Style Restaurant Business” means the traditional cafeteria type business engaged in by the Company, or in a restaurant which sells food utilizing cafeteria-style serving of entrees, or selling food on an “all you can eat” basis, or utilizing buffet style serving of the general type operated by “Luby's,” “Bob Evans,” “Furr’s,” “Golden Corral,” “Piccadilly,” “Ponderosa Steakhouse,” “Ryan’s,” “Shoney’s,” or “Sizzler.” Notwithstanding the terms of the immediately preceding sentence, for purposes of this definition the sale of food on an “all you can eat” basis or utilizing buffet-style serving, shall not include restaurants which serve primarily one type of ethnic or specialty foods such as Mexican or Chinese food or barbecue or seafood. For the avoidance of doubt, “Cafeteria-Style Restaurant Business” shall not include any of the following restaurants or businesses in the manner in which they are currently operated: Barry’s Pizza (Airport); Dot Coffee Shop; Pappas Bar-B-Q; Pappas Bar-B-Q Catering; Pappas Bros. Steakhouse; Pappas Burger; Pappas Catering; Pappas Delivery; Pappasito’s Cantina; Pappas Seafood House; Pappadeaux Seafood Kitchen; and Yia Yia Mary’s Mediterranean Kitchen.
“Cause” has the meaning set forth in Section 9(c).
“Change of Control” shall means the occurrence of any of the events described in subsections (i) through (iii) below:
(i)    Either (a) the purchase by any Person, other than the Company or a wholly-owned subsidiary of the Company or Executive or Harris J. Pappas, individually or together with their Affiliates and Associates and any 13d Group of which they are a part, of shares of Common Stock pursuant to a tender or exchange offer to acquire any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration or (b) any Person, other than the Company or a wholly-owned subsidiary of the Company or Executive or Harris J. Pappas or any of their Affiliates, Associates or members of any 13d Group of which they are a part, individually or together, shall make any such offer to acquire any Common Stock pursuant to a tender or exchange offer for cash, securities or any other consideration and either (1) the Company shall have recommended that stockholders accept such offer or (2) within ten (10) Business Days, the Company shall have made no recommendation that stockholders reject such offer; and, after consummation of any such offer, such Person Beneficially Owns, or would Beneficially Own, directly or indirectly, fifteen percent (15%) or more of the combined voting power of the outstanding Common Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire stock).
(ii)    The Company shall, after approval by the Board or an authorized committee thereof, enter into any agreement contemplating a transaction described below, other than any such transaction with Executive or Harris J. Pappas, individually or together with their Affiliates and

Associates and any 13d Group of which they are a part: (a) a transaction pursuant to which the Company agrees to issue or sell, regardless of the consideration therefore, a number of its shares of Common Stock that would result in any Person acquiring Beneficial Ownership, directly or indirectly, of fifteen percent (15%) or more of the combined voting power of the outstanding Common Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire stock); (b) any consolidation, merger or similar transaction involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or similar transaction involving the Company in which holders of its Common Stock immediately prior to the consolidation or merger or similar transaction own at least a majority of the combined voting power of the outstanding capital stock of the surviving corporation immediately after the consolidation, merger or similar transaction (or at least a majority of the combined voting power of the outstanding capital stock of a corporation which owns directly or indirectly all of the voting stock of the surviving corporation); (c) any consolidation, merger or similar transaction involving the Company in which the Company is the continuing or surviving corporation but in which the stockholders of the Company immediately prior to the consolidation, merger or similar transaction do not hold at least a majority of the combined voting power of the outstanding Common Stock of the continuing or surviving corporation (except where such holders of Common Stock hold at least a majority of the combined voting power of the outstanding capital stock of the corporation which owns directly or indirectly all of the voting stock of the Company); (d) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (except such a transfer to a corporation which is wholly owned, directly or indirectly, by the Company), or any complete liquidation of the Company; or (e) any consolidation, merger or similar transaction involving the Company where, after the consolidation, merger or similar transaction, one Person owns one hundred percent (100%) of the shares of Common Stock (except where the holders of the Company’s voting stock immediately prior to such consolidation, merger or similar transaction own at least a majority of the combined voting power of the outstanding capital stock of such Person immediately after such consolidation, merger or similar transaction).
(iii)    A change in the majority of the members of the Board within a twenty-four (24) month period unless the election or nomination for election by the shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of such twenty-four (24) month period.
For purposes of this Agreement, the “effective date of a Change of Control” is the date that an event described in subsection (i), (ii) or (iii) occurs or the date upon which all the events necessary to constitute the Change of Control shall have occurred.
“COBRA” means Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended.
“Code of Conduct” means Luby’s Inc. Policy Guide on Standards of Conduct and Ethics, dated August 21, 2003, and Luby’s Inc. Supplemental Standards of Conduct and Ethics for the CEO, CFO, Controller and all Senior Financial Officers, dated August 21, 2003, as either may be amended from time to time.
“Common Stock” means the Company’s common stock, par value $0.32 per share, and any capital stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement or Business Combination to which the Company is a party.

“Company” has the meaning set forth in the Preamble.
“Confidential Information” has the meaning set forth in Section 11.
“Covenant Period” means:
(i)    twenty-four (24) months if Employee is terminated by the Company for Cause or if Executive terminates his employment without Good Reason; or
(ii)    if Executive’s employment is terminated for any other reason: (a) twelve (12) months for the activities prohibited by Section 12(b); and (b) twenty-four (24) months for the activities prohibited by any other provision of Section 12.
“Disability” has the meaning set forth in Section 9(b).
“Effective Date” has the meaning set forth in the Preamble.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Executive” has the meaning set forth in the Preamble.
“Executive’s Family Company” has the meaning set forth in Section 8.
“Existing Agreement” has the meaning set forth in the Recitals.
“Good Reason” has the meaning set forth in Section 9(d).
“Initial Term” has the meaning set forth in Section 4.
“Luby’s” has the meaning set forth in the Preamble.
“Original Agreement” has the meaning set forth in the Recitals.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.
“Release Period” has the meaning set forth in Section 10(d).
“SEC” means the U.S. Securities and Exchange Commission.
“Term” has the meaning set forth in Section 4.
“13d Group” means a group within the meaning of Section 13(d)(3) of the Exchange Act.
Section 3. Employment. Luby’s hereby agrees to continue to employ Executive, and Executive hereby agrees to continue employment with Luby’s, subject to the terms and conditions set forth in this Agreement.

Section 4. Term. Subject to the provisions for termination of employment as provided in Section 9(a), Executive’s employment under this Agreement shall be for a period beginning on the Effective Date and ending on August 28, 2019 (the “Initial Term”), and shall automatically be renewed and extended for additional one (1) year periods (each an “Additional Term”) thereafter unless Executive’s employment is terminated by either Party giving written notice to the other Party not less than sixty (60) days in advance of the expiration of the then-existing Initial Term or Additional Term. The period during which Executive is employed hereunder shall be referred to as the “Term.”
Section 5. Compensation. Executive’s compensation during his employment under the terms of this Agreement shall be as follows:
(a)    Base Salary. Luby’s shall pay to Executive a fixed annual base salary of Five Hundred Thousand Dollars ($500,000) (the “Base Salary”) for each year of the Term. The Base Salary, less amounts required to be withheld under applicable laws, shall be payable in equal, semi-monthly installments on the fifteenth (15th) day and last day of each calendar month or at such other times as in accordance with Luby’s then-current payroll practices if not consistent with payment on the fifteenth (15th) day and last day of each calendar month. All payments shall be subject to the deduction of payroll taxes, income tax withholdings, and similar deductions and withholdings as required by law or authorized by Executive. The Base Salary may be modified at any time by the Board of Directors or an authorized committee thereof with the written consent of Executive.
(b)    Bonus. During each year of the Term, in addition to the Base Salary, Executive shall be eligible, but not entitled, to receive bonus compensation as the Board of Directors or an authorized committee thereof shall from time to time determine in its sole discretion.
Section 6. Expenses and Benefits.
(a)    During the Term, Executive is authorized to incur reasonable and necessary expenses related to the business of Luby’s, including expenses for entertainment, travel, and similar matters. Luby’s will reimburse Executive for such reasonable and necessary expenses upon timely presentation to the Company by Executive of such accounts and records as Luby’s may from time to time reasonably require.
(b)    Luby’s also agrees to provide Executive with the following benefits during his employment hereunder:
(i)    Employee Benefit Plans. Executive and, to the extent applicable and subject to the terms of applicable plans and applicable law, Executive’s spouse, dependents, and beneficiaries, shall be allowed to participate on the same terms in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Luby’s; provided that Executive shall not be permitted without the express consent of the Board of Directors to participate in any bonus, incentive, non-qualified profit-sharing, or similar cash payment plan. Such benefits, plans, and programs may include, without limitation, stock option or thrift plans, health insurance or health care plans, life insurance, disability insurance, supplemental retirement plans, vacation, and sick leave. Luby’s shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

(ii)    Vacations. Executive shall be entitled to twenty-eight (28) days of paid vacation time for each fiscal year during the Term, to be prorated for partial calendar years. Unless stated otherwise herein, on termination of Executive’s employment for any reason, Executive shall not be entitled to receive payment for, or to use, any accrued, unused vacation.
(iii)    Working Facilities. Executive shall be furnished by Luby’s with an office at the Company’s principal office in Houston, Texas, secretarial help and other facilities and services, including but not limited to, full use of Luby’s mail and communication facilities and services reasonably suitable to his position and reasonably necessary for the performance of his duties under this Agreement.
Section 7. Positions and Duties. Executive is employed hereunder as President and Chief Executive Officer of Luby’s or in such other positions as the Parties may mutually agree. In addition, if requested to do so, Executive shall serve as the chief executive officer or other officer or as a member of the Board of Directors, or both, of any subsidiary or affiliate of Luby’s. Executive agrees to serve in the position referred to above and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such offices which the Parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Luby’s that are of general applicability to Luby’s executive employees, as such policies may be amended from time to time. Executive’s duties shall be performed principally at Luby’s principal place of business in Houston, Texas and at the locations of its operations. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Luby’s. In keeping with such duty, Executive represents that he owes no duty to any other entity or person regarding, and shall make full disclosure to Luby’s of, all business opportunities pertaining to Company’s business which have not been previously renounced by the Board of Directors, as contemplated by Section 12 hereof, and shall not appropriate for Executive’s own benefit any such business opportunities.
Section 8. Extent of Service. Executive shall, during the Term, devote his primary working time, attention, energies and business efforts to his duties as an employee of Luby’s and to the business and affairs of Luby’s generally, and shall not, during the Term, engage, directly or indirectly, in any other business activity whatsoever, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, except with the consent of the Board; however, this Section 8 shall not be construed to prevent Executive from, nor require the consent of the Board with respect to, (i) continuing executive’s senior level management of non-cafeteria style restaurant businesses operated by executive’s privately-held family company (“Executive’s Family Company”), (ii) serving as a member of the board of directors or board of trustees of Executive’s Family Company or other companies or not-for-profit entities, or (iii) from investing his personal, private assets as a passive investor in such form or manner as will not require any active services on the part of Executive in the management or operation of the affairs of the companies, partnerships, or other business entities in which any such passive investments are made; provided in case of clause (i), (ii), or (iii) such activities do not conflict with the business and affairs of Luby’s or interfere with Executive’s ability to perform the services and discharge the duties required of him hereunder.
Section 9. Termination.
(a)    Termination of Employment. Notwithstanding the provisions of Section 4, the employment of Executive pursuant to this Agreement shall terminate prior to the expiration of the Term upon the occurrence of any of the following events:
(i)    the death of Executive;

(ii)    the termination of Executive’s employment by Luby’s due to Executive’s Disability;
(iii)    the termination of Executive’s employment by Luby’s for Cause;
(iv)    the termination of Executive’s employment by Executive for Good Reason;
(v)    for any reason whatsoever in the discretion of Executive or Luby’s.
(b)    Disability. For the purposes of this Agreement, the term “Disability” shall mean Executive becoming incapacitated by accident, sickness, or other circumstance that renders him physically or mentally unable to carry out the duties and services required of him hereunder on a full-time basis for more than one hundred twenty (120) days in any one hundred eighty (180) day period. If a dispute arises between the Executive and the Company concerning the Executive’s physical or mental ability to continue or return to the performance of his duties as aforesaid, the Executive shall submit to examination by a competent physician mutually agreeable to both parties or, if the parties are unable to agree, by a physician appointed by the president of the Harris County Medical Association, and such physician’s opinion shall be final and binding.
(c)    Cause. For purposes of this Agreement, the term “Cause” shall mean:
(i)    Executive’s conviction of a crime constituting a felony, or a misdemeanor involving moral turpitude;
(ii)    the commission by Executive, or participation in, an illegal act or acts that were intended to defraud Luby’s;
(iii)    the willful refusal by Executive to fulfill the duties and responsibilities as President and Chief Executive Officer;
(iv)    the breach by Executive of material provisions of this Agreement, a policy of Luby’s, or the Code of Conduct in each case after written notice from the Board of Directors and, if correctible, the failure to correct such breach within thirty (30) days from the date such notice is given;
(v)    gross negligence or willful misconduct by Executive in the performance of his duties and obligations to Luby’s;
(vi)    willful engagement by Executive in conduct known (or which should have been known) to be materially injurious to Luby’s.
Without limiting the foregoing, a termination for Cause shall include the Board’s determination following Executive’s termination of employment for any reason that the circumstances existing prior to such termination constituted grounds to terminate Executive’s employment for Cause.
(d)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances, without the consent of Executive:
(i)    the material diminution in the nature, scope, or duties of Executive or assignment of duties materially and negatively inconsistent with those of the President and Chief

Executive Officer or a permanent change in the location of the principal business office of the Company in which his services are to be carried out to a place outside of Texas;
(ii)    any material breach of a material provision of this Agreement by Luby’s;
(iii)    within two (2) years after the sale by Luby’s of all or substantially all of its assets or the merger, share exchange, or other reorganization of Luby’s into or with another corporation or entity (with respect to which Luby’s does not survive, but excluding any such transaction (i) with an Affiliate of Luby’s or (ii) following which holders of Luby’s Common Stock immediately prior to the transaction own at least a majority of the combined voting power of the outstanding capital stock or other equity of the surviving entity immediately after the transaction (or at least a majority of the combined voting power of the outstanding capital stock or other voting equity of an entity which owns directly or indirectly all of the voting stock or other voting equity of the surviving entity)), a material diminution in employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by the then-current employer to executives with comparable duties or (B) the employee benefits and perquisites to which Executive was entitled from Luby’s immediately prior to the date on which a Change of Control occurs.
Notwithstanding the foregoing, Good Reason shall not exist unless (A) Executive notifies the Company in writing within sixty (60) days after the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular circumstances which Executive believes constitutes the basis for Good Reason, (B) the Company does not cure such circumstances within thirty (30) days after receipt of such notice, and (C) if the Company has not cured, Executive resigns, in accordance with Section 9(e), within thirty (30) days after the end of the cure period; otherwise, grounds for Good Reason with respect to such particular incident are irrevocably waived.
(e)    Notice of Termination. If a Party desires to terminate Executive’s employment hereunder at any time prior to expiration of the Term, such Party shall do so by giving written notice to the other Party that such Party has elected to terminate Executive’s employment hereunder and stating the proposed effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.
Section 10. Consequences of Termination.
(a)    Death or Disability. If Executive’s employment is terminated during the Term by reason of Executive’s death or Disability, then, except as otherwise required by applicable law, all compensation, and entitlement to receive compensation, for periods subsequent to termination and all benefits with respect to Executive hereunder, other than any equity based compensation awards granted to Executive by Luby’s (collectively, the “Awards”), each of which is governed by its own terms in such circumstances, shall terminate contemporaneously with the termination of employment and without further obligation to Executive or Executive’s legal representatives under the Agreement (other than payment of the Base Salary in respect of the period through his date of death or termination for Disability and reimbursement of all unpaid expenses incurred prior to the date of termination in accordance with Section 6(a) hereof).
(b)    Termination by Executive without Good Reason or by the Company for Cause. If Executive’s employment is terminated by Executive without Good Reason, or by the Company for Cause, then, except as otherwise required by applicable law, all compensation, and entitlement to receive compensation, for periods subsequent to termination and all benefits with respect to Executive hereunder, other than the Awards, each of which is governed by its own terms in such circumstances, shall terminate contemporaneously with such termination of employment and without further obligation to Executive or Executive’s legal representatives under this Agreement (other than payment of the Base Salary in respect of the period through his date of termination).
(c)    Termination by Executive for Good Reason or by the Company without Cause.
(i)    If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in either case at a time when Executive is otherwise willing and able to continue providing services hereunder, then, subject to Executive’s execution, delivery and non-revocation of a general release of claims in favor of Luby’s that is acceptable to Luby’s and that becomes final and irrevocable no later than the fifty-fifth (55th) day following Executive’s termination date (such period, the “Release Period”), the Company shall be obligated to pay to, or make available to, the Executive, (A) Executive’s monthly Base Salary for the remainder of the Term, provided that any payments of Base Salary that would have been made during the Release Period shall be accumulated and paid in a single lump sum installment on the first regular payroll date following the end of the Release Period and the timing of all subsequent payments of Base Salary shall remain unchanged, (B) such employee benefits, if any, as to which Executive may be entitled under the benefit plans, arrangement or policies of Luby’s as of the date of termination or as otherwise expressly required by applicable law (including pursuant to COBRA), and (C) reimbursement of all unpaid expenses incurred prior to the date of termination in accordance with Section 6(a) hereof. Notwithstanding the foregoing, for such period as Executive is eligible to continue health coverage under Luby’s group health plans pursuant to COBRA, Executive must make a timely election for such coverage and timely pay applicable premiums, for which the Company will reimburse Executive upon timely presentation to the Company by Executive of such documentation of payment as Luby’s may from time to time reasonably request. Executive shall have no obligation to seek other employment during any time period for which he may receive payment pursuant to this subsection (c), and in the event Executive obtains other employment during such period, the Company’s obligations to make payments pursuant to this subsection (c) shall not be reduced, except to the extent Executive is eligible for health coverage provided by his new employer. In the event that continued participation in any Luby’s benefit plan contemplated by Section 6(b)(i) hereof is for whatever reason impermissible during the remainder of the Term, the Company shall arrange, upon reasonably comparable terms, benefits substantially equivalent in the aggregate to those that may not be so provided under the benefit plan maintained by Luby’s. The Parties agree that the payments provided for herein constitute part of the consideration provided by the Company for Executive’s agreements contained in Section 6 hereof.
(ii)    In the event of a termination pursuant to Section 10(c)(i), each Award shall be governed by its own terms in such circumstances.
(iii)    Notwithstanding clause (i) of this subsection (c), if, at any time during which Executive would otherwise be entitled to receive any payment pursuant to clause (i) of subsection (d), Executive engages in any activity or takes any action which would be prohibited under Sections 11, 12 or 13 hereof, then Executive shall be deemed to have irrevocably forfeited any right to receive any further payments pursuant to this Agreement, provided such forfeiture shall not limit Luby’s rights to seek to enforce such provision or to seek damages; provided, however, that the Awards and the benefits thereof shall not be in any way affected by this subsection (c)(iii).

Section 11. Disclosure of Confidential Information. Executive acknowledges that Luby’s will disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or Confidential Information of Luby’s or its Affiliates, and shall entrust Executive with business opportunities of Luby’s or its Affiliates, and shall place Executive in a position to develop business goodwill on behalf of Luby’s or its Affiliates. Executive acknowledges and agrees that Executive’s receipt of such Confidential Information is in consideration for, without limitation, Executive’s promises in this Section 11. Except to the extent required in the performance of his duties and obligations to Luby’s as expressly authorized herein, or by prior written consent of a duly authorized officer or director of Luby’s, Executive will not, directly or indirectly, at any time during his employment with Luby’s, or for eighteen (18) months subsequent to the termination thereof, for any reason whatsoever, with or without cause, breach the confidence reposed in him by Luby’s by using, disseminating, disclosing, divulging, or in any manner whatsoever disclosing or permitting to be divulged or disclosed in any manner trade secrets or Confidential Information of Luby’s to any person, firm, corporation, association, or other business entity. As used herein, the term “Confidential Information” means any and all information concerning ideas, concepts, products, processes, and services related to the business of Luby’s, including information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, or the selling of any product or products to any customers of Luby’s, disclosed to Executive or known by Executive as a consequence of or through his employment by Luby’s (or any parent, subsidiary or affiliated corporation of Luby’s) including, but not necessarily limited to, any person, firm, corporation, association, or other business entity with which Luby’s has any type of agency agreement, or any shareholders, directors, or officers of any such person, firm, corporation, association, or other business entity; provided, however, that Confidential Information shall not include (A) information generally known in any industry in which Luby’s is or may become engaged during the term of this Agreement other than as a result of an unauthorized disclosure by Executive in violation of this Agreement, (B) information disclosed publicly by Luby’s or any information, ideas, products, processes, services, and (C) concepts existing and known to Executive prior to his employment by Luby’s. On termination of employment with Luby’s, all documents, records, notebooks, e-mails, or similar repositories of or containing Confidential Information, including all copies of any documents, records, notebooks, e-mail, or similar repositories of or containing Confidential Information, then in Executive’s possession or in the possession of any third party under the control of Executive or pursuant to any agreement with Executive, whether prepared by Executive or any other person, firm, corporation, association, or other business entity, will be delivered to Luby’s by Executive.
Section 12. Noncompetition. Executive recognizes and understands that in performing the responsibilities of his employment, he will occupy a position of fiduciary trust and confidence, pursuant to which he will develop and acquire experience, and knowledge and Confidential Information with respect to Luby’s business. It is the expressed intent and agreement of Executive and Luby’s that such knowledge, experience, and Confidential Information shall be used exclusively in the furtherance of the interests of Luby’s and not in any manner which would be detrimental to Luby’s interests. In consideration of the benefits herein, including, without limitation, the Executive’s continued employment and the experience, knowledge, and Confidential Information provided to him by Luby’s, Executive therefore agrees that so long as he is employed by Luby’s and for the Covenant Period after termination of Executive’s employment, Executive will not directly or indirectly:
(a)    engage in any other Cafeteria-Style Restaurant Business or own any interests whether as an owner, shareholder, joint venturer, partner or otherwise, in any other association or entity that engages, directly or indirectly, in any Cafeteria-Style Restaurant Business in each case in any state where Luby’s or any of its affiliates are conducting business on the date of this Agreement or in any contiguous state; provided, however, that nothing herein shall prohibit Executive from holding or making passive investments in limited partnerships or corporations whose securities are traded in a generally recognized market provided that Executive’s interest, together with those of his Affiliates and family do not exceed one percent (1%) of the outstanding shares or interests in such corporation or partnership;
(b)    render advice or services to, or otherwise assist, any other person, association, or entity engaged, directly or indirectly, in any “cafeteria-style” restaurant business in any state where Luby’s or its Affiliates conduct business on the date of this Agreement or in any contiguous state; or
(c)    contact or solicit any employee of Luby’s or any of its Affiliates to induce them to terminate his or her employment with Luby’s or such Affiliates.
Section 13. Non-Disparagement. In further consideration for the promises set forth in this Agreement, Executive agrees to not make any statements, communications, or remarks, in public or in private, that are intended to disparage, discredit or injure, or that might reasonably be construed as disparaging, discrediting or injuring the reputation of the Company. Notwithstanding Executive’s agreement to the provisions of this Section 13, nothing in this Agreement should be construed as prohibiting Executive from communicating directly with the SEC about a possible securities law violation, acting collectively or participating in protected concerted activities with other employees, or any other activities guaranteed by law.
Section 14. Enforcement and Remedies. Executive understands that the restrictions set forth herein may limit Executive’s ability to engage in certain businesses in certain geographic regions during the Term and the Covenant Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive agrees and stipulates that money damages would not be a sufficient remedy for any breach of Section 11, Section 12 or Section 13 by Executive, and Luby’s shall be entitled to enforce the provisions thereof by terminating any payments then owing to Executive under this Agreement and/or by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach, but shall be in addition to all remedies available at law or in equity to Luby’s, including without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to Luby’s pursuant to other agreements with Executive.
Section 15. Insurance. Luby’s may, in its sole and absolute discretion, at any time after the Effective Date, apply for and procure, as owner and for its own benefit, insurance on the life of Executive, in such amounts and in such forms as Luby’s may choose. Unless otherwise agreed by Luby’s, Executive shall have no interest whatsoever in any such policy or policies, but Executive shall, at Luby’s request, submit to such medical examinations, supply such information, and execute and deliver such documents as may be required by the insurance company or companies to which Luby’s has applied for such insurance. Executive hereby represents that Executive has no reason to believe that Executive’s life is not insurable at rates now prevailing for healthy individuals of Executive’s age and gender.
Section 16. Section 409A. Notwithstanding anything to the contrary herein:
(a)    The intent of the Parties is that payments and benefits under this Agreement be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, to the maximum extent permitted, this Agreement shall be interpreted accordingly. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. Notwithstanding anything to the contrary contained herein, neither the Company or any of its Affiliates, employees or representatives shall have any liability or obligation to Executive with respect to the imposition of any early or additional tax or other liability with respect to Section 409A.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Within thirty (30) days after the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 16(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)    For purposes of Section 409A, and to the extent permissible under Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
Section 17. Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state, local and other taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 18. No Guarantee of Tax Consequences. None of the Board of Directors, the Company, any Affiliate or any agent of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to Executive (or to any Person claiming through or on behalf of Executive) and shall have no liability or responsibility with respect to taxes (and penalties and interest thereon) imposed on Executive (or on any Person claiming through or on behalf of the Employee) as a result of this Agreement or of the replacement of the Existing Agreement with this Agreement.

Section 19. Notice. All notices and communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Executive:     Christopher J. Pappas
13939 Northwest Freeway
Houston, Texas 77040

If to Luby’s:        Luby’s, Inc.
13111 Northwest Freeway, Suite 600
Houston, Texas 77040
Attention: Chairman of the Board and General Counsel

With a copy to:    SIDLEY AUSTIN LLP
1000 Louisiana Street
Suite 6000
Houston, TX 77002
Attention: George J. Vlahakos

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.
Section 20. Controlling Law. THIS AGREEMENT SHALL BE DETERMINED AND GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.
Section 21. Additional Instruments. This Agreement governs the rights and obligations of Executive and Luby’s with respect to Executive’s base salary and certain perquisites of employment. Executive’s rights and obligations both during the Term and thereafter with respect to stock options, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Luby’s shall be governed by the separate agreements, plans, and other documents and instruments governing such matters.
Section 22. Liquidated Damages. In light of the difficulties in estimating the damages for any early termination of employment, Luby’s and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Agreement shall be received by Executive as liquidated damages. Payment of the amounts set forth in this Agreement, if any, shall be in lieu of any severance benefit Executive may be entitled to under any severance plan or policy of Luby’s.
Section 23. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
Section 24. Miscellaneous. No provision of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by the Executive, and such officer of the Company as may be designated by the Board. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties, will survive any termination or expiration of the Term as specifically set forth herein; in addition Sections 10, 11, 12, 13, 19, 20, 21, 22, 23, 24, 25, 29 and 31 shall survive such termination or expiration to the extent the context thereof requires.
Section 25. Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto and supersedes all prior agreements and understandings, both written and oral, among the Parties as to the subject matter hereof, including, but not limited to, the Existing Agreement. There are no representations or warranties, agreements, or covenants other than those expressly set forth herein.
Section 26. Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Executive will not be held criminally or civilly liable under any federal or state law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Section 27. Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.
Section 28. Executive’s Cooperation. During the Term and thereafter, Executive shall reasonably cooperate with the Company and its Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice and at a reasonable location for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section 28 after Executive’s termination of employment, the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals, upon submission of receipts) and, if Executive is required to provide more than eight (8) hours of services in any annual period, shall compensate Executive at the hourly rate based on his Base Salary in effect immediately preceding his termination.
Section 29. Effect of Agreement. This Agreement shall be binding upon Executive and his heirs, executors, legal representatives, successors and assigns, and Luby’s and its legal representatives, successors and assigns. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the Parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either Party hereto, shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other Party.
Section 30. Execution. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 31. Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation as an officer and director of Luby’s and each subsidiary or Affiliate of Luby’s.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

LUBY’S, INC.	CHRISTOPHER J. PAPPAS
By: /s/ Peter Tropoli Name: Peter Tropoli Title: Chief Operating Officer	By: /s/ Christoper J. Pappas

Signature Page to Employment Agreement